Exhibit 99.2

Diamondback Energy Announces Closing of Common Stock Offering

Midland, TX (February 26, 2014) – Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) announced today the closing of an underwritten public offering of an aggregate of 3,450,000 shares of its common stock (the “Shares”) at a price to the public of $62.67 per share. The Shares sold to the underwriters included 450,000 shares of Diamondback’s common stock subject to the underwriters’ 30 day option to purchase additional shares of common stock from Diamondback, which option was exercised by the underwriters in full on February 21, 2014.

Diamondback received net proceeds (after underwriting discounts and commissions and estimated expenses) of approximately $208.3 million. Diamondback intends to use the net proceeds from this offering and borrowings under its revolving credit facility to fund its previously announced pending acquisitions of additional acreage in Martin County, TX in the Permian Basin (the “Pending Acquisitions”). To the extent the Pending Acquisitions are not consummated, Diamondback intends to use the net proceeds from this offering to fund a portion of its exploration and development activities and for general corporate purposes, which may include leasehold interest and property acquisitions and working capital.

Credit Suisse Securities (USA) LLC acted as sole book-running manager for the offering. Copies of the preliminary prospectus supplement and the final prospectus supplement for the offering may be obtained on the website of the Securities and Exchange Commission, www.sec.gov or by contacting Credit Suisse Securities (USA) LLC, Prospectus Department (1-800-221-1037), at One Madison Avenue, New York, New York 10010.

The Shares were issued and sold pursuant to an effective automatic shelf registration statement on Form S-3 and related base prospectus, preliminary prospectus supplement and final prospectus supplement, in each case previously filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This offering may only be made by means of a prospectus supplement and related base prospectus.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas Company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback’s activities are primarily focused on the Wolfcamp, Clearfork, Spraberry, Cline, Strawn and Atoka formations.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities (including the Pending Acquisitions) that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.

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Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com